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                    FIRST FEDERAL SAVINGS BANK
1019 Park Street, P.O. Box 788, Peekskill, NY 10566 (914)737-2777



May 29, 1996

FOR MORE INFORMATION                        FOR IMMEDIATE RELEASE
Contact Eldorus Maynard,
 Chairman and Chief Executive Officer


      PEEKSKILL FINANCIAL CORPORATION DECLARES CASH DIVIDEND

     Peekskill, New York -- The Board of Directors of Peekskill Financial Corporation, parent company of First Federal Savings Bank, Peekskill, New York, has announced that the Corporation has declared its first cash dividend of $0.09 per share in the fourth quarter of fiscal 1996. The dividend will be payable on June 26, 1996 to stockholders of record on June 12, 1996. According to Eldorus Maynard, the Corporation's Chairman and Chief Executive Officer, "the establishment of a dividend program is evidence of the board's commitment to enhancing shareholder value."

     Peekskill Financial Corporation was formed in 1995 and acquired all of the shares of First Federal Savings Bank upon its conversion from a mutual to a stock savings bank effective December 29, 1995. The Corporation sold 4,099,750 shares of common stock, $0.01 par value, at $10 per share.

     First Federal serves local communities located in northern
Westchester and Putnam Counties, New York, through its three full service branches. At March 31, 1996, First Federal exceeded all applicable regulatory capital requirements.

     The Corporation had $193.7 million in assets and $59.4 million in stockholders' equity as of March 31, 1996. The Corporation's stock is traded on the Nasdaq National Market under the symbol
"PEEK."